Exhibit 99.1

BLOOMIN’ BRANDS, INC.

CHARTER OF THE LEAD INDEPENDENT DIRECTOR
OF THE BOARD OF DIRECTORS

Effective April 29, 2015

A.	Purposes of the Lead Independent Director

The purposes of the Lead Independent Director of the Board of Directors (the “Board”) of Bloomin’ Brands, Inc. (the “Company”) are to coordinate the activities of the other independent directors and to perform such other duties and responsibilities as the Board of Directors may determine, from time to time.

B.	Election and Removal

If the offices of Chairman of the Board and Chief Executive Officer are held by the same person, the independent directors may annually elect with a majority vote an independent director to serve in a lead capacity (the “Lead Independent Director”). Although elected annually, the Lead Independent Director is generally expected to serve for more than one year. The Lead Independent Director may be removed or replaced at any time with or without cause by a majority vote of the independent directors.

For purposes of this Charter, "independent" means meeting the requirements for independent directors under NASDAQ Stock Market Listing Rule 5605(a)(2).

C.	Lead Independent Director’s Responsibilities

The Lead Independent Director shall have the following responsibilities:

(i)To preside at all meetings of the Board of Directors at which the Chairman is not present, including executive sessions of the independent directors.

(ii)To call meetings of the independent directors.

(iii)To serve as the principal liaison between the Chairman and the independent directors, including such items as providing the Chairman input on the agenda for Board meetings and feedback after Board meetings.

(iv)To recommend to the Nominating and Corporate Governance Committee and to the Chairman, selection for the membership and chairman position for each committee of the Board.

(v)To interview, along with the chair of the Nominating and Corporate Governance Committee, all director candidates and make recommendations to the Nominating and Corporate Governance Committee.

(vi)To be available, when appropriate, for consultation and direct communication with stockholders.

(vii)To lead the independent directors’ evaluation of the CEO’s effectiveness as Chairman and CEO.

D.	Evaluation of Lead Independent Director

On an annual basis, the independent directors shall evaluate the Lead Independent Director’s performance under this Charter. In conducting this review, the independent directors shall evaluate whether this Charter appropriately addresses the matters that are or should be within its scope. The independent directors shall address all matters that the independent directors consider relevant to the Lead Independent Director’s performance and recommend any changes or modifications to the Charter to the full Board for approval.

E.	Advisors

The Lead Independent Director shall have the authority to retain outside advisors and consultants who report directly to the Board of Directors on Board-wide issues, and the Lead Independent Director may, at the Company's sole expense, select, retain and consult with outside counsel and other advisors as the Lead Independent Director deems appropriate.

Additionally, to the extent requested by the Lead Independent Director and where appropriate, the Chief Legal Officer shall provide advice and counsel, as appropriate, to the Lead Independent Director in fulfilling the Lead Independent Director's duties.

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